Exhibit 99.1
Inhibrx Reports Third Quarter 2022 Financial Results
and Recent Corporate Highlights

San Diego, CA, November 7, 2022 – Inhibrx, Inc. (Nasdaq: INBX), a biopharmaceutical company with four clinical programs in development and a strong emerging pipeline, today reported financial results for the third quarter of 2022 and provided an update on recent corporate highlights.

Recent Corporate Highlights
•On August 15, 2022, Inhibrx announced that the European Commission, based on a positive opinion issued by the European Medicines Agency, has granted orphan medicinal product designation to INBRX-109 for the treatment of chondrosarcoma.
•On October 4, 2022, Inhibrx announced that, based on discussions with the U.S. Food and Drug Administration (FDA), there is potential to pursue an accelerated approval in the United States for INBRX-101 in patients with emphysema due to Alpha-1 Antitrypsin Deficiency (AATD) using functional alpha-1 antitrypsin (AAT) serum levels as the surrogate endpoint. Inhibrx plans to initiate in the first quarter of 2023 a potential registration-enabling clinical trial using functional AAT as a surrogate endpoint with the intent to submit for regulatory approval under the FDA’s Accelerated Approval Program.
•On October 4, 2022, Inhibrx announced the detection of INBRX-101 in the bronchoalveolar lavage fluid samples from all AATD patients tested in the Phase 1 study.
•On October 26, 2022, Inhibrx announced the draw of its final tranche under its loan and security agreement with Oxford Finance LLC and received gross proceeds of $30.0 million.

Financial Results
•Cash and Cash Equivalents. As of September 30, 2022, Inhibrx had cash and cash equivalents of $146.1 million, compared to $131.3 million as of December 31, 2021. As of October 31, 2022, Inhibrx had cash and cash equivalents of $290.2 million.
•R&D Expense. Research and development expenses were $24.9 million during the third quarter of 2022, compared to $18.5 million during the third quarter of 2021. During the third quarter of 2022, Inhibrx’s clinical trial expenses increased, both for its Phase 1 trials as they continue to progress, as well as its continued expenses related to the INBRX-109 potentially registration-enabling Phase 2 trial which was initiated during the second quarter of 2021. The organization also incurred increased contract manufacturing expenses due to greater production run costs at its contract development and manufacturing organization partners, including drug substance batch manufacturing in preparation for a Phase 2 trial supply and pilot batch production for one of its preclinical candidates. Personnel-related costs also increased during the period, which is attributable to an increase in headcount as Inhibrx continues to expand its clinical operations and technical operations teams.
•G&A Expense. General and administrative expenses were $5.3 million during the third quarter of 2022, compared to $2.8 million during the third quarter of 2021. This overall increase was primarily driven by an increase in additional personnel-related costs due to

Exhibit 99.1
an increase in headcount as the organization builds out its commercial strategy team. In addition, Inhibrx incurred market research and other scientific publication expenses related to its continued pre-commercialization efforts for INBRX-101 and INBRX-109.
•Net Loss. Net loss was $35.3 million during the third quarter of 2022, or $0.90 per share, compared to $20.6 million during the third quarter of 2021, or $0.54 per share.
About the Inhibrx sdAb Platform
Inhibrx utilizes diverse methods of protein engineering in the construction of therapeutic candidates that can address the specific requirements of complex target and disease biology. A key tool for this effort is the Inhibrx proprietary single-domain antibody (sdAb) platform, which enables the development of therapeutic candidates with attributes superior to other monoclonal antibody and fusion protein approaches. This platform allows the combination of multiple binding units in a single molecule, enabling the creation of therapeutic candidates with defined valency or multiple specificities that can achieve enhanced cell signaling or conditional activation. An additional benefit of this platform is that these optimized, multi-functional entities can be manufactured using the established processes that are commonly used to produce therapeutic proteins.

About Inhibrx, Inc.
Inhibrx is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary sdAb platform. Inhibrx has collaborations with 2seventy bio (formerly bluebird bio), Bristol-Myers Squibb and Chiesi Farmaceutici S.p.A. For more information, please visit www.inhibrx.com.

Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s and its investigators’ judgments and beliefs regarding the strength of Inhibrx’s pipeline and the observed safety and efficacy to date of its therapeutic candidates; future clinical development of Inhibrx’s therapeutic candidates, including any potential for accelerated approval. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of preclinical data and initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to

Exhibit 99.1
establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its expectations regarding the impact of the COVID-19 pandemic on its business; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
kelly@inhibrx.com
858-795-4260

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2022	2021	2021	2020
Revenue:
License fee revenue	$278	$2,508	$1,904	$4,289
Grant revenue	—	24	14	86
Total revenue	278	2,532	1,918	4,375
Operating expenses:
Research and development	24,934	18,485	79,735	52,825
General and administrative	5,347	2,848	15,800	8,710
Total operating expenses	30,281	21,333	95,535	61,535
Loss from operations	(30,003)	(18,801)	(93,617)	(57,160)
Total other income (expense)	(5,322)	(1,779)	(10,690)	(3,417)
Provision for income taxes	—	—	4	2
Net loss	$(35,325)	$(20,580)	$(104,311)	$(60,579)
Net loss per share, basic and diluted	$(0.90)	$(0.54)	$(2.67)	$(1.60)
Weighted-average shares of common stock outstanding, basic and diluted	39,071	37,893	39,043	37,818

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2022	2021
	(unaudited)

Cash and cash equivalents	$146,073	$131,301
Other current assets	7,681	7,811
Non-current assets	11,098	11,338
Total assets	$164,852	$150,450

Debt, current and non-current	$170,819	$70,470
Other current liabilities	25,426	22,454
Other non-current liabilities	3,657	5,143
Total liabilities	199,902	98,067
Stockholders’ equity	(35,050)	52,383
Total liabilities and stockholders’ equity	$164,852	$150,450